Exhibit 10.32

SUMMARY OF CASH COMPENSATION ARRANGEMENTS

FOR NAMED EXECUTIVE OFFICERS

The base salaries and other cash compensation arrangements for the current executive officers named in the Company’s 2005 Proxy Statement are as follows:

Executive Officer	2005 Base Salary	Annual Performance Bonus(1)	Long-Term Performance Bonus(2)
J. Patrick Spainhour	$950,000	$167,428	$684,000
Kay Krill	$950,000	$805,600	$684,000
Dwight Meyer	$490,000	$103,704	$211,680
James Smith	$370,000	$ 78,307	$159,840
Anthony Romano	$375,000	$ 76,190	$155,520

Base salaries and participation in cash bonus plans may be adjusted from time to time as determined by the Compensation Committee of the Board of Directors.

(1)	Amounts earned for fiscal year 2004 performance and paid in 2005 under the Company’s Management Performance Compensation Plan.
(2)	Amounts earned for the 2002-2004 three-year cycle under the Company’s Long-Term Cash Incentive Plan and paid in 2005.